Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER NAMES NEW SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER

Tony R. Thene Replaces K. Douglas Ralph as CFO

Wyomissing, Pa. (January 9, 2013) – Carpenter Technology announced today that Tony R. Thene has been selected as the company’s Senior Vice President & Chief Financial Officer, effective January 31. Mr. Thene replaces K. Douglas Ralph, who announced in September that he will leave the company. Mr. Ralph will be involved as needed in an advisory capacity during Mr. Thene’s transition.

Mr. Thene will join Carpenter after 23 years with Aloca Inc. He is currently the Chief Financial Officer for Alcoa’s Engineered Products and Solutions business headquartered in New York City. Prior to his current position, Mr. Thene was Vice President & Controller for Alcoa and was responsible for all corporate and business technical accounting matters, including financial controls and all Securities Exchange Commission filings.

With 27 years of experience, Thene is a seasoned finance executive having served in plant accounting, controllership, general management, divisional and corporate finance positions throughout his career. He has significant mergers, acquisitions and joint venture experience, plus process industry experience, having spent the vast majority of his professional life at a global, publicly traded metals company. His broad, international finance background and experience in manufacturing have assisted in his ability to help develop, shape and execute organizational strategy.

Mr. Thene earned his undergraduate degree in Accounting from Indiana State University and his MBA from Case Western Reserve University, Cleveland, Ohio. He is also a Certified Public Accountant.

# # #

About Carpenter

Carpenter Technology, based in Wyomissing, PA, produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found at www.cartech.com.